EXHIBIT 11

                          Capital Growth Holdings, Ltd.
                   Computation of Net Income Per Common Share
                                   (Unaudited)

                                                    Six Months Ended    Six Months Ended
                                                     June 30, 1997        June 30, 1996
                                                     -------------        -------------
Primary:
Net Income                                              $ 922,909            $ (10,120)

Less cumulative preferred dividend                        (18,261)                   0
                                                       ----------            ---------

NET INCOME USED FOR E.P.S.
  COMPUTATION                                             904,648              (10,120)
                                                       ==========            =========

Weighted average number of
  common shares outstanding                            14,377,609            3,243,333

Shares issuable upon exercise of stock
  options and warrants, net of shares
  assumed to be repurchased (1)                            86,992                    0
                                                       ----------            ---------

Shares used for computation                            14,464,601            3,243,333
                                                       ==========            =========

Net income per common share                                 $ .06                $ .00
                                                       ==========            =========

Fully Diluted:
NET INCOME USED FOR E.P.S.
  COMPUTATION                                             922,909
                                                       ----------

Weighted Average number of
  common shares outstanding                            14,377,609

Shares issuable upon exercise of stock
  options and warrants, net shares
  assumed to be repurchased (1)                           259,583

Convertible Series A & B Preferred Shares               5,081,334
                                                       ----------

Shares used for computation                            19,718,526
                                                       ==========

Net Income per Common Share                                 $ .05
                                                       ==========


Notes and Assumptions:
(1) The company has outstanding warrants and options with exercise prices below the current value of its common stock which is deemed to be $3.00. The Company has utilized the treasury stock method for computing the weighted average shares outstanding.